Exhibit 5.1

OWEN M. NACCARATO, Esq.

Naccarato & Associates

18881 Von Karman Avenue, Suite 1440

Irvine, CA 92612

Office: (949) 851-9261 Facsimile: (949) 851-9262

February 2, 2016

GROW SOLUTIONS HOLDINGS, INC.

535 5th Avenue, 24th Floor

New York, New York 10017

Ladies and Gentlemen:

We acted as counsel to Grow Solutions Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Amendment No. 1 to the registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders listed in the prospectus included as part of the Registration Statement (the “Selling Stockholder”) of 14,825,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

In connection with this opinion, we have examined and relied upon the originals or copies of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the articles of incorporation of the Company, as amended; (b) the bylaws of the Company; (c) the Agreements; and (d) the Registration Statement, including all exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, and the accuracy and completeness of the corporate records made available to us by the Company. As to any facts material to the opinions expressed below, with your permission we have relied solely upon, without independent verification or investigation of the accuracy or completeness thereof, any certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others.

Based on the foregoing, subject to the limitations and qualifications set forth herein, and assuming that the full consideration for each share issuable upon exercise of each Warrant is received by the Company in accordance with the terms of each such Warrant, it is our opinion that the 9,920,000 already issued shares of Common Stock being sold pursuant to the registration statement are duly authorized and are legally and validly issued, fully paid and non-assessable and that the 4,905,000 shares of Common Stock to be issued upon the conversion of warrants, being sold pursuant to the registration statement will be duly authorized and legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws. This opinion is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the offering contemplated by the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Owen Naccarato

Owen Naccarato

Naccarato & Associates